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                                                                    EXHIBIT 99.3

                        CONSENT OF NOMINEE FOR DIRECTOR

     The undersigned nominee for director hereby consents to the disclosure in the Registration Statement that the undersigned will be nominated and elected as a director of the Registrant upon consummation of the Merger.

/S/ GARY P. KENNEDY
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Gary P. Kennedy

Date: July 18, 1996